Exhibit 23.2


                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Firebrand Financial Group, Inc.

We consent to the incorporation by reference in Registration Statement No. 33-20273 on Form S-8 of Firebrand Financial Group, Inc. of our report dated July 3, 2001, relating to the consolidated statements of financial condition of Firebrand Financial Group, Inc. and subsidiaries as of January 31, 2001, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the two-year period ended January 31, 2001, and all related schedules, which report appears in the January 31, 2002 Annual Report on Form 10-K of Firebrand Financial Group, Inc.

Our report dated July 3, 2001 contains an explanatory paragraph that states that the Company's operations for fiscal 2001 have consumed substantial amounts of cash and have generated significant net losses which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

KPMG LLP

New York, New York
May 16, 2002